FOR IMMEDIATE RELEASE

NACEL Energy Enters Into a Definitive Agreement to Raise $750,000 Through a Private Placement to an Institutional Investor

PHOENIX, AZ – Tuesday, November 24, 2009 – NACEL Energy Corporation (OTC BB: “NCEN”) (FRANKFURT: “4FC”), a wind power company in business to generate clean, renewable energy, today announced that it signed a definitive Securities Purchase Agreement on November 23, 2009, for the issuance of a Senior Secured Convertible Note and Warrants in a private placement with a single institutional investor which will result in gross proceeds to NACEL of $750,000. NACEL will use the proceeds for working capital purposes. While the closing of the transaction contemplated by the Securities Purchase Agreement is subject to customary closing conditions, NACEL expects the closing to occur later today.

European American Equities, Inc. served as exclusive placement agent for the transaction.

NACEL Energy’s Board of Directors issued the following statement:

“This infusion of new capital into NACEL will be put to work to advance our six wind power projects – Blue Creek, Channing Flats, Swisher, Hedley Pointe and Leila Lakes in Texas, Snowflake in Arizona, as well as potential future projects, with the objective of obtaining power purchase agreements from utility customers in the coming months, which will be used to secure project financing for the construction and installation of wind turbines.  Since the inception of NACEL, we have systematically followed the steps of our business model, unique in the U.S. wind industry, of identifying pockets of transmission capacity in the nation’s electric grid which support the phased development of 10 megawatts or more of wind energy per project.”

The original principal amount of the Note is $900,000 and is convertible by the holder into shares of NACEL’s common stock at an initial conversion price of $0.90. The Note amortizes over 12 months in 9 equal monthly installments beginning in the 4th month.  NACEL may pay each monthly installment due in cash or, subject to the satisfaction of customary equity conditions, in shares of NACEL’s common stock.  If payment is made in shares, the number of shares issued by NACEL will be based on the lower of (a) the conversion price then in effect or (b) a 10% discount to the arithmetic average of the volume weighted average prices of NACEL’s common stock on each of the 20 consecutive trading days prior to the applicable installment due date, with such discounted price being subject to a floor of $0.75.

In connection with the transaction, NACEL will issue Series A Warrants to the investor, which will be exercisable for a period of 5 years for up to 1,250,000 shares of NACEL’s common stock, with an initial exercise price of $0.90.

NACEL will also issue Series B Warrants that entitle the investor to purchase up to 1,000,000 shares of common stock (for an aggregate exercise price of $900,000) until the 1 year anniversary of the effective date of the registration statement to be filed by NACEL.  NACEL can require the investor to purchase all of the shares under the Series B Warrant upon satisfaction of certain customary conditions. Upon exercise of the Series B Warrants, the investor will be entitled to exercise the same proportion of the Series C Warrants to be issued to the investor. The Series C Warrants are exercisable for a period of 5 years for up to 1,250,000 shares of NACEL’s common stock. The initial exercise price of both the Series B Warrant and the Series C Warrant is $0.90.  The conversion price of the Note, the exercise price of each of the Warrants and the number of warrant shares are all subject to adjustment (including full-ratchet) upon occurrence of certain events.

NACEL’s obligations under the Note and the other transaction documents will be secured by a first priority, perfected security interest in all of the assets of NACEL.  Additionally, each of NACEL’s subsidiaries will guarantee the obligations of NACEL under the Note and the other transaction documents, and each such guarantee will be secured by a first priority, perfected security interest in all of the assets of each such subsidiary.

The securities sold in the private placement and the shares issuable upon the conversion of the Note and upon the exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from registration requirements. NACEL will provide customary registration rights in connection with the transaction, which will require NACEL to file a registration statement with the SEC covering the resale of the common stock issuable upon conversion of the Note and upon the exercise of the Warrants.

NACEL will provide more complete information about this transaction in a Current Report on Form 8-K which will be promptly filed with the SEC.  This news release is not an offer to sell or the solicitation of an offer to buy the shares of NACEL.

About NACEL Energy Corporation (OTC BB: “NCEN”)

NACEL Energy is one of the first publicly traded companies in America exclusively developing clean, renewable, utility scale wind power. NACEL Energy has commenced work on its new Snowflake project in Arizona in addition to Leila Lakes, Hedley Pointe, Swisher, Channing Flats and Blue Creek, all located in the Texas Panhandle. NACEL Energy anticipates generating 120 MW, or more, of new wind power upon their completion. In addition, the Company is assessing the feasibility of additional project opportunities in Illinois and Kansas. NACEL Energy was founded in 2006 and successfully completed its IPO in December of 2007.

Visit our website www.nacelenergy.com

NACEL Energy
The WIND POWER COMPANYTM

Notice regarding Forward-Looking Statements

Statements in this press release relating to NACEL Energy’s plans, strategies, economic performance and trends, projections of results of specific activities, and other statements that are not descriptions or historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in NACEL Energy’s business. Forward-looking statements may be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. This press release cautions that NACEL Energy must undertake and complete many steps in the development model before the generation of wind energy can commence. Among the numerous items which have to be completed in this regard include, without limitation, obtaining pertinent agreements and permits, construction of project facilities, satisfying financial requirements and other burdens. Interested persons are encouraged to read the SEC reports of NACEL Energy, particularly its Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Contact:

NACEL Energy Investor Services
1-888-242-5848